  As filed with the Securities and Exchange Commission on September 29, 1998

                                                        Registration No. 333-
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ______________

                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                _______________

                               NOVA CORPORATION
            (Exact name of registrant as specified in its charter)

          GEORGIA                                           58-2209575
  (State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                       Identification No.)

           ONE CONCOURSE PARKWAY, SUITE 300, ATLANTA, GEORGIA, 30328 (Address of principal executive offices, including zip code)

            PMT SERVICES, INC. 1997 NONQUALIFIED STOCK OPTION PLAN

        PMT SERVICES, INC. 1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                 PMT SERVICES, INC. 1994 INCENTIVE STOCK PLAN


                           (Full title of the plans)
                          --------------------------
                                                          COPIES TO:

           JAMES M. BAHIN                           DAVID M. CALHOUN, ESQ.
          NOVA CORPORATION                        LONG ALDRIDGE & NORMAN LLP
       ONE CONCOURSE PARKWAY                         303 PEACHTREE STREET
            SUITE 300                                     SUITE 5300
       ATLANTA, GEORGIA 30328                       ATLANTA, GEORGIA  30308
(Name and address of agent for service)                 (404) 527-4000
          (770) 396-1456
(Telephone number, including area code,
      of agent for service)


                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
Title of        Amount to be    Proposed Maximum Offering        Proposed Maximum            Amount of
 Securities    Registered (1)      Price Per Share (2)       Aggregate Offering Price    Registration Fee
 to be                                                                                          (3)
 Registered
===========================================================================================================
Common
 Stock, $.01     2,323,792             $14.8483                    $34,504,360.75            $10,178.79
 par value
 per share
===========================================================================================================

(1) The shares of Common Stock being registered include (i) 37,895 shares of Common Stock of the Registrant (the "NOVA Common Stock"), that may be acquired pursuant to options originally granted by PMT Services, Inc. ("PMT") under the PMT 1997 Nonqualified Stock Option Plan; (ii) 120,120 shares that may be acquired pursuant to options originally granted by PMT under the PMT 1997 Non-Employee Director Stock Option Plan; and (iii) 2,165,777 shares of NOVA Common Stock that may be acquired pursuant to options originally granted by PMT under the PMT 1994 Incentive Stock Plan (collectively, the "Plans"). The Registrant assumed all options to purchase Common Stock of PMT pursuant to an Agreement and Plan of Merger dated as of June 17, 1998 (the "Merger Agreement"), pursuant to which PMT became a wholly-owned subsidiary of the Registrant. Pursuant to the Merger Agreement, each outstanding option to purchase shares of PMT Common Stock was converted automatically into an option to purchase a number of shares of NOVA Common Stock equal to (A) the number of shares of PMT Common Stock issuable upon exercise of the option multiplied by (B) 0.715 (the exchange ratio under the Merger Agreement).

(2) The exercise price for the shares varies from $1.16 per share to $15.57 per share with a total exercise price for all options of $34,504,360.75 and an average exercise price of $14.8483. The exercise price has been adjusted to reflect the exchange ratio pursuant to the Merger Agreement.

(3)  Calculated pursuant to Rule 457(h)(1).

                               PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

  The documents containing the information specified in the instructions to Part I of the Registration Statement on Form S-8 will be sent or given to participants in the Plans as required by Rule 428(b)(1) of the rules promulgated under the Securities Act of 1933, as amended. As permitted by the instructions to Part I of the Registration Statement on Form S-8, such documents are not filed with this Registration Statement.

EXPLANATORY NOTE: PURSUANT TO GENERAL INSTRUCTION C TO REGISTRATION STATEMENT ON FORM S-8, THE FOLLOWING "REOFFER PROSPECTUS" MAY BE USED FOR REOFFERS AND RESALES OF "CONTROL SECURITIES" OR "RESTRICTED SECURITIES" (EACH AS DEFINED IN GENERAL INSTRUCTION C).

PROSPECTUS                     2,323,792 SHARES

                               NOVA CORPORATION

                                 COMMON STOCK
                                 -------------

  This Prospectus relates to reoffers and resales by certain employees, former employees, affiliates or former affiliates (the "Selling Shareholders") of NOVA Corporation ("NOVA") or PMT Services, Inc., a wholly-owned subsidiary of NOVA ("PMT"), of up to 2,323,792 shares (the "Shares") of NOVA Common Stock,
$.01 par value per share (the "NOVA Common Stock"), that have been issued as restricted stock or acquired upon the exercise of options to purchase NOVA
Common Stock.   The number of shares offered hereby may be adjusted as a result of events such as stock splits, stock dividends or similar transactions pursuant to the terms of the Plans. NOVA will not receive any proceeds from the sale of the Shares.

  The sale of the shares offered hereby may be effected from time to time in transactions on the New York Stock Exchange or such other national securities exchange or automated interdealer quotation system on which the shares of NOVA Common Stock are then listed, in the over-the-counter market or in negotiated transactions or through a combination of such methods of sale, at prevailing market prices or at negotiated prices. The Selling Shareholders must effect such transactions by notifying NOVA in advance of any intended transaction in order for NOVA to determine compliance with applicable federal and state securities laws, and then upon receipt of notice from NOVA that such transaction may proceed, by selling the Shares only to or through brokers or dealers. Such brokers or dealers may receive compensation in the form of commissions or otherwise in such amounts as may be negotiated by them. As of the date of this Prospectus, no agreements have been reached for the sale of the Shares or the amount of any compensation to be paid to brokers or dealers in connection therewith. NOVA will bear all expenses in connection with the registration and sale of the Shares being offered by the Selling Shareholders, other than commissions, concessions or discounts to brokers or dealers and fees and expenses of counsel or other advisors to the Selling Shareholders. See "Plan of Distribution."

  The NOVA Common Stock is listed on the New York Stock Exchange under the trading symbol "NIS." On September 28, 1998, the last reported sale price for the shares of NOVA Common Stock on the New York Stock Exchange was $31.1875 per share.
                               -----------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
              SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF
                THESE SECURITIES OR PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS.  ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

              The date of this Prospectus is September 29, 1998.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTEMPLATED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NOVA OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NOVA SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                                  Page
                                                  ----
AVAILABLE INFORMATION............................   4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..   4

THE COMPANY......................................   6

RISK FACTORS.....................................   7

SELLING SHAREHOLDERS.............................  16

PLAN OF DISTRIBUTION.............................  16

EXPERTS..........................................  17

LEGAL MATTERS....................................  17

                             AVAILABLE INFORMATION

  NOVA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning NOVA can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the reports, proxy statements and other information can be obtained from the Commission's website at http://www.sec.gov. The NOVA Common Stock is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning NOVA also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  NOVA has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of NOVA Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to NOVA and the Shares offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Copies of the Registration Statement, including exhibits, may be obtained from the aforementioned public reference facilities of the Commission upon payment of the prescribed fees or may be examined without charge at such facilities.
Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

  NOVA will provide without charge to each person to whom a copy of this Prospectus is delivered, including any beneficial owner of the Shares, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to: James M. Bahin, Corporate Secretary, NOVA Corporation, One Concourse Parkway, Suite 300, Atlanta, Georgia 30328, telephone number (770) 396-1456.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by NOVA with the Commission are hereby incorporated herein by reference as of their respective dates.

  (1) NOVA's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

  (2) NOVA's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

  (3) NOVA's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

  (4) NOVA's Proxy Statement dated April 20, 1998, relating to its 1998 Annual Meeting of Shareholders; and

  (5) The description of NOVA Common Stock as contained in Item 1 of NOVA's Registration Statement on Form 8-A (Registration No. 1-14342), as filed with the Commission on May 7, 1996.

  (6) The Joint Proxy Statement/Prospectus dated August 20, 1998, included in NOVA's Registration Statement on Form S-4 (Registration No. 333-61867).

  All reports and documents filed by NOVA pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               THE COMPANY

GENERAL

  NOVA is a Georgia corporation with its principal executive offices at One Concourse Parkway, Suite 300, Atlanta, Georgia 30328. Its telephone number is
(770) 396-1456.

  The Shares offered hereby have been issued to the Selling Shareholders upon the exercise of options to purchase NOVA Common Stock.

RECENT TRANSACTION WITH PMT

  Effective September 24,1998, NOVA and PMT completed the merger transactions contemplated by the Agreement and Plan of Merger dated June 17, 1998 (the "Merger Agreement"), between NOVA , Church Merger Corp., a wholly-owned subsidiary of NOVA ("Mergerco") and PMT. The shareholders of NOVA and PMT approved the Merger Agreement and the transactions contemplated thereby at separate special meetings of shareholders held on September 24, 1998. PMT is an independent service organization that markets and services electronic credit card authorization and payment systems to merchants located throughout the United States. PMT's operating and growth strategies focus on expanding PMT=s customer base of small- to medium-sized merchants through trade and other association affiliations, telemarketing, acquiring subsidiary sales forces, merchant portfolio purchases and the provision of high levels of customer service. PMT will continue to operate its business as a wholly-owned subsidiary of NOVA.

  Pursuant to the Merger Agreement, Mergerco merged (the "Merger") with and into PMT, with PMT surviving the Merger as a wholly-owned subsidiary of NOVA. Upon consummation of the Merger, each outstanding share of Common Stock of PMT ("PMT Stock") ceased to be outstanding and was converted into and exchanged for 0.715 shares of NOVA Common Stock. Additionally, each option or warrant to purchase PMT Stock outstanding at the effective time of the Merger, whether or not then exercisable, was converted automatically into an option or warrant to purchase a number of shares of NOVA Common Stock equal to (A) the number of shares of PMT Stock issuable upon exercise of the option or warrant multiplied by (B) 0.715 (the exchange ratio in the Merger). The number of shares of NOVA Common Stock issuable upon exercise of the options and warrants will be rounded to the nearest whole number of shares of NOVA Common Stock. The exercise price per share of NOVA Common Stock issuable upon exercise of the options and warrants will be equal to (A) the exercise price per share of PMT Stock set forth in the applicable option or warrant agreement divided by (B) 0.715 and rounded to the nearest cent. Pursuant to the terms of the PMT stock option plans pursuant to which PMT granted the options, all options granted under the plans which are outstanding at the effective time of the Merger became fully vested at the effective time of the Merger. The other terms and conditions of the options and warrants will be substantially the same as the terms and conditions of the options immediately prior to the effective time. The terms of the Merger Agreement, including the consideration payable by NOVA, was determined through arms-length negotiations between NOVA and PMT.

  As of the effective time of the Merger, 52,658,644 shares of PMT Stock were issued and outstanding and approximately 3,260,058 shares of PMT Stock were issuable upon exercise of outstanding options and warrants to purchase PMT Stock. As a result, NOVA will issue an aggregate of approximately 37,650,930 shares of NOVA Common Stock in the Merger and has reserved 2,330,941 shares of NOVA Common Stock for issuance upon exercise of the options and warrants to purchase PMT Stock. NOVA will issue only whole shares of NOVA Common Stock in the Merger and will pay to former PMT shareholders cash in lieu of fractional shares of NOVA Common Stock to which they otherwise are entitled.

  Pursuant to the Merger Agreement, NOVA agreed that at the effective time of the Merger the Board of Directors of NOVA would consist of 11 directors, comprised of five directors designated by NOVA (the "NOVA Designated Directors"), five directors designated by PMT (the "PMT Designated Directors"), and one other director nominated by NOVA and approved by PMT (the "Nominated Director"). As a result, the Board of Directors now consists of Edward Grzedzinski, James M. Bahin, Dr. Henry Kressel, Maurice F. Terbrueggen, Stephen
E. Wall (NOVA Designated Directors), Charles T. Cannada (the Nominated Director), Richardson M. Roberts, Gregory S. Daily, Stephen D. Kane, Harold L. Siebert and George M. Miller II (the PMT Designated Directors). Each of the NOVA Designated Directors and the Nominated Director were directors of NOVA prior to the Merger and each of the PMT Designated Directors were directors of PMT prior to the Merger. In order to facilitate the change in composition of the Board contemplated by the Merger Agreement, at the effective time of the Merger, three directors of NOVA, Dr. James E. Carnes, U. Bertram Ellis and Joseph P. Landy, resigned as directors.

  Edward Grzedzinski, the Chairman of the Board, President and Chief Executive Officer of NOVA prior to the Merger, and James M. Bahin, the Vice Chairman, Chief Financial Officer and Secretary of NOVA prior to the Merger, retained their positions with NOVA. Richardson M. Roberts, the Chairman and Chief Executive Officer of PMT prior to the Merger, was elected as a Vice Chairman of NOVA's Board of Directors and continues as Chief Executive Officer of PMT. Gregory S. Daily, the President of PMT prior to the Merger, was elected as a Vice Chairman of NOVA's Board of Directors and continues as President of PMT.

  The terms and conditions of the Merger Agreement and the transactions contemplated thereby, including certain pro forma combined condensed financial data, are set forth in the Joint Proxy Statement/Prospectus dated August 20, 1998, included in NOVA's Registration Statement on Form S-4 (Registration No. 333-61867), which is incorporated herein by reference.

  In connection with the Merger, NOVA amended its Articles of Incorporation to increase the number of authorized shares of NOVA Common Stock from 50,000,000 shares to 200,000,000 shares. The shareholders of NOVA approved the amendment to the Articles of Incorporation at the special meeting of NOVA's shareholders held on September 24, 1998. The shareholders also approved an amendment to NOVA's 1996 Employees Stock Incentive Plan to increase the number of shares of NOVA Common Stock issuable pursuant to the Plan from 2,000,000 shares to 6,000,000 shares.

                               RISK FACTORS

  In addition to the other information included or incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in NOVA Common Stock.

  This Prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 20A of the Exchange Act, which represent NOVA's expectations or beliefs, including, but not limited to, statements concerning transaction volume and the impact of acquisitions, joint ventures and alliances. When used in this Prospectus, the words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar terms and/or expressions are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond NOVA's control. NOVA cautions that various factors, including the factors described under the caption "Risk Factors" and those discussed in NOVA's filings with the Commission, as well as general economic conditions and industry trends could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of NOVA. Any forward-looking statement speaks only as of the date of this Prospectus, and NOVA undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for NOVA to predict all of such factors. Further, NOVA cannot assess the impact of each such factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

VISA AND MASTERCARD REGISTRATION TERMINATION

  NOVA, along with all other nonbank transaction processors, must be sponsored by a financial institution that is a principal member of the VISA and MasterCard credit card associations in order to process bankcard transactions. Through each of Regions Bank, Bank of the West, Mellon Bank, N.A. ("Mellon Bank"), Firstar Bank U.S.A., N.A. ("Firstar"), KeyBank National Association ("KeyBank") and FUNB, a subsidiary of First Union Corporation, which serve as member clearing banks for NOVA, NOVA is registered with VISA and MasterCard as a certified processor and member service provider. PMT is registered as a member service provider with many of the clearing banks that currently provide processing services on behalf of PMT. NOVA's designation with VISA and MasterCard as a certified processor and NOVA's and PMT's status as a member service provider are dependent upon NOVA's and PMT's continuing adherence to the standards of the VISA and MasterCard credit card associations. These standards are set by the respective member financial institutions of VISA and MasterCard, some of which are competitors of NOVA and PMT. In the event NOVA or PMT fails to comply with these standards, NOVA's designation as a certified processor or NOVA's or PMT's status as a member service provider could be suspended or terminated. There can be no assurance that VISA and MasterCard will maintain NOVA's and PMT's registrations or that the current VISA and MasterCard rules allowing NOVA, PMT and other nonbank transaction processors to market and provide transaction processing services will remain in effect.

  The termination of NOVA's or PMT's member service provider registrations or NOVA's status as a certified processor, or any changes in the VISA or MasterCard rules that prevent NOVA's or PMT's registration or otherwise limit NOVA's or PMT's ability to provide transaction processing and marketing services for VISA or MasterCard, would have a material adverse effect on NOVA's and PMT's financial condition and results of operations.

CONVERSION OF PMT MERCHANT PORTFOLIO

  In order to fully realize the anticipated cost savings and synergies resulting from the Merger, NOVA intends to convert (the "PMT Conversion") a substantial portion of PMT's merchant portfolio to the processing systems of NOVA, as well as to NOVA's proprietary telecommunications network (the "NOVA Network"). However, because PMT, in a manner similar in many respects to NOVA, utilizes the services of third party processors and third party clearing and settlement banks, the cooperation of such third parties is critical to a successful PMT Conversion. Further, such third parties may claim an ownership interest in certain of the PMT merchant relationships to which they are party, and those claims, if successful, could impede the PMT Conversion and, correspondingly, reduce the cost savings and synergies anticipated to be gained by virtue of the Merger. In the event such third party claims arise or such third parties refuse or fail to cooperate in the PMT Conversion, the resulting inability to achieve anticipated cost savings and synergies from the Merger could have a material adverse effect on NOVA.

RISKS ASSOCIATED WITH THE MERGER AND ACQUISITION STRATEGY

  Increased Consolidation in the Marketplace. A material element of NOVA's growth strategy is the purchase of additional merchant portfolios and acquisition of operating businesses and transaction processing assets in order to facilitate growth, expand NOVA's distribution channels and create greater economies of scale. NOVA faces significant competition from other transaction processors and independent service organizations ("ISOs") for available acquisition, joint venture and alliance opportunities. This competition has an impact on the price and availability of acquisitions, joint ventures and alliances. In addition, community and regional banks, whose transaction processing businesses have been NOVA's primary source of acquisition opportunities, in recent years have been undergoing extensive consolidation reflective of underlying trends in the financial institutions industry and unrelated to their transaction processing businesses. As a result, smaller banks that may have sought to divest themselves of their transaction processing businesses may be acquired by banks that compete with NOVA or banks that have a relationship or alliance with one or more competitors of NOVA, thus potentially depriving NOVA of acquisition opportunities. There can be no assurance that the historical or current level of acquisition opportunities will continue to exist, that NOVA will be able to acquire merchant portfolios, operating businesses and transaction processing assets that satisfy NOVA's criteria, or that any such acquisition will be on terms favorable to NOVA.

  Complexity of Risk Analysis of Acquisition Targets. In evaluating any potential purchase of a merchant portfolio, joint venture or business combination (including the Merger), NOVA conducts a due diligence review of the related merchant portfolio. The review process includes analyzing the composition of the merchant portfolio, applying uniform standards and underwriting guidelines developed by NOVA to the merchant portfolio and attempting to identify high-risk merchants contained in the merchant portfolio. Notwithstanding these due diligence efforts, however, there can be no assurance that NOVA will properly assess the risk attributes associated with a purchased portfolio or otherwise identify high-risk merchants. Incorrect risk assessments may result in excessive losses from chargebacks or merchant fraud in connection with any portfolio purchased or otherwise acquired by NOVA.

  Conversion of Merchant Portfolios. At the time of consummation of merchant portfolio purchases, business combinations (including the Merger) or joint ventures, merchants in a purchased portfolio typically are not operating on the NOVA Network and may not use the merchant accounting processors used by NOVA. Until NOVA converts each newly-purchased merchant to the NOVA Network and NOVA's merchant accounting processors, NOVA has little, if any, control over the performance of such other networks and processors and typically is unable to apply fully its risk management and fraud avoidance practices to such merchants. NOVA also must continue to pay third parties for processing services until the purchased portfolio is fully converted to the NOVA Network, reducing the economic benefits to NOVA during such time. Moreover, the merchant customers that comprise a purchased portfolio may have been sold transaction processing services by ISOs and financial institutions sponsored by a principal member of the VISA and MasterCard credit card associations. ISOs are independent agents that typically market and sell the full range of transaction processing services to merchants, with such services primarily being outsourced on a non-exclusive basis. Further, the conversion of merchants may require that merchants learn new operating procedures and could result in problems, causing merchants to seek verbal authorization of credit and debit card transactions. As a condition to conversion, merchants also may seek to negotiate lower fees.

  As a result of the Merger, the magnitude, scope, timing, duration and expense of the PMT Conversion, and the ongoing conversion of the merchant portfolio associated with NOVA's joint venture transaction with

KeyBank will, in the aggregate, be greater than any conversion previously undertaken by NOVA, and there can be no assurance that NOVA can successfully complete these conversions in a timely manner, either concurrently or in series. Failure to complete these conversions in accordance with management plans could have a material adverse effect on NOVA's financial condition and results of operations.

  NOVA's acquisition strategy and the resulting growth of NOVA from that strategy will require that NOVA continue to attract and retain qualified personnel, while concurrently expanding its managerial and operational infrastructure. Further, the success of the PMT Conversion and the success of the operations of PMT following the Merger also will depend on NOVA's ability to retain a significant number of PMT's current key operations personnel following the Merger. There can be no assurance that NOVA will be able to hire and retain qualified personnel or that NOVA will be able to expand successfully its infrastructure as appropriate to accommodate future acquisitions or growth. NOVA's acquisitions may involve the hiring by NOVA of certain management and sales personnel affiliated with the purchased portfolio, and the failure to integrate successfully such personnel into NOVA's operations and business culture may adversely affect the conversion process. As a result of any of these factors and considerations, NOVA may not realize the expected economic benefits associated with its acquisitions, which may have a material adverse effect on NOVA's financial condition and results of operations.

  There can be no assurance that future acquisitions will not have an adverse effect upon NOVA's operating results, particularly in the fiscal quarters immediately following the completion of such transactions, while the operations of the acquired entities are converted and integrated into NOVA's operations. NOVA's acquisition strategy will require substantial capital resources, and is likely to result in NOVA incurring additional indebtedness. There can be no assurance that financing for future acquisitions will be available or will be obtained on terms favorable to NOVA.

  Risks Associated with Joint Venture Alliances. The recently consummated joint venture alliances with each of Firstar and KeyBank (each a "Joint Venture," and collectively, the "Joint Ventures") present certain risks to NOVA in addition to the risks normally associated with portfolio acquisitions which have been, and continue to be, a material element of NOVA's growth strategy. Because each of the Joint Ventures involved the creation of a newly-formed limited liability company jointly owned, managed and serviced by NOVA and Firstar or KeyBank, as the case may be, continued cooperation with each of Firstar and KeyBank is important to the success of the Joint Ventures. There can be no assurance that NOVA's relationships with each of Firstar and KeyBank will continue to be cooperative and, accordingly, there can be no assurance that NOVA will realize the anticipated economic benefits from the Joint Ventures. Further, in the event of a change in control of NOVA's partners in the Joint Ventures, there can be no assurance that the resulting entity will support the Joint Ventures in the same manner and to the same degree as its predecessor. For instance, Firstar Corporation, the parent of Firstar, recently announced that it had agreed to merge with Star Banc Corporation. There can be no assurance that the resulting entity in this merger will support the Firstar Joint Venture in the same manner and to the same degree as Firstar. Further, the management and provision of processing services to each of Elan Merchant Services, LLC ("Elan Merchant Services") and Key Merchant Services, LLC ("Key Merchant Services") (collectively, the "Limited Liability Companies") imposes increased administrative, managerial and technological demands on NOVA's infrastructure and related systems, and there can be no assurance that NOVA will meet successfully such material demands and requirements.

  Each of the Joint Ventures has been formed for a definitive term (subject in each case to renewal provisions), but is subject to earlier termination by NOVA or Firstar or KeyBank, as the case may be, under a variety of circumstances. In the event of earlier termination, or upon termination of either Joint Venture upon expiration of its term in the absence of renewal, the then-current assets and merchant portfolio of such Joint Venture are subject to "repurchase rights" by either NOVA or Firstar or KeyBank, as the case may be, depending on the circumstances of termination. For example, each of the Joint Ventures imposes upon NOVA certain standards with respect to the performance of its processing services. In the event such standards are breached and not appropriately remedied by NOVA, Firstar or KeyBank, as the case may be, would have the right to purchase NOVA's interest in Elan Merchant Services or Key Merchant Services, respectively. Any such purchase would likely result in a significant decrease in the number of merchant locations served and the aggregate sales volume processed by NOVA, which may have a material adverse effect on NOVA's financial condition and results of operations. Further, in valuing the Joint Ventures, and establishing a purchase price in connection therewith, NOVA assumes the continuance of each of the Joint Ventures for a minimum term. Earlier termination may result in NOVA not realizing the anticipated economic and marketing benefits from the Joint Ventures, which may have a material adverse effect on NOVA's financial condition and results of operations.

COMPETITION AND CONSOLIDATION

  The market for credit, charge and debit card transaction processing services is highly competitive. The level of competition has increased significantly in recent years and this trend is expected to continue. According to industry sources, the ten largest bankcard processors accounted for approximately 85% of the total charge volume processed in 1997. Several of NOVA's competitors and potential competitors have greater financial, technological, marketing and personnel resources than NOVA, and there can be no assurance that NOVA will continue to be able to compete successfully with such entities. In addition, the competitive pricing pressures that would result from any increase in competition would adversely affect NOVA's margins and may have a material adverse effect on NOVA's financial condition and results of operations. NOVA and, to a lesser extent, PMT, market their services through several different marketing channels, including through banks. In the event that there is continued significant consolidation in the banking industry, banks that market NOVA's services through joint ventures, alliance relationships, and otherwise may be acquired by banks that compete with NOVA or by banks that have a relationship or alliance with one or more competitors of NOVA, thus potentially depriving NOVA of a distribution channel. For instance, each of Firstar (one of NOVA's joint venture partners) and Crestar (a bank with whom NOVA maintains an alliance relationship) recently announced that they had agreed to engage in business combination transactions with third party financial institutions. While management does not believe that such business combinations, if consummated, will have a material adverse effect on NOVA's relationship with either Firstar or Crestar, there can be no assurance that the resulting entities in such business combinations will support their respective relationships with NOVA in the same manner and to the same degree as their predecessors.

MERCHANT ATTRITION

  NOVA experiences attrition of its merchant base in the ordinary course of business resulting from several factors, including business closures, losses to competitors and conversion-related losses. In addition, substantially all of NOVA's contracts with its merchants may be terminated by either party upon prior notice of 30 days or less. Increased merchant attrition may have a material adverse effect on NOVA's financial condition and results of operations. There can be no assurance that NOVA will not experience higher rates of attrition in the future, particularly in connection with purchased merchant portfolios generally, and the PMT Conversion specifically.

DEPENDENCE ON MERCHANT ACCOUNTING RELATIONSHIPS

  NOVA outsources certain merchant accounting services to Vital Processing Services L.L.C. (formerly Total System Services, Inc.) ("Vital Processing Services") and Mellon Bank. These services consist of reorganizing and accumulating daily transaction data on a merchant-by-merchant and card issuer-by-card issuer basis, and forwarding this data to the credit card associations for ultimate payment. The failure of Vital Processing Services and Mellon Bank to continue to perform these services efficiently and effectively may adversely affect NOVA's relationships with its merchant customers and may result in the termination by merchants of their agreements with NOVA. The agreement with Vital Processing Services expires July 1, 2001, and the agreement with Mellon Bank expires June 30, 1999. NOVA currently is developing internal systems to provide its own merchant accounting services. Termination of either agreement would require NOVA to seek alternative outsourcing arrangements prior to NOVA's implementation of NOVA's internal system to provide these merchant accounting services. Although management believes that in the event of termination of either or both of these agreements, NOVA could locate alternative outsourcing arrangements or develop internal systems to perform these services, there can be no assurance that such arrangements will be available on terms as favorable to NOVA as the existing contracts or that NOVA could develop internal systems on a timely or cost effective basis. Accordingly, termination of either agreement could have a material adverse effect on NOVA's financial condition and results of operations.

ANNOUNCED INTERCHANGE RATE INCREASES

  Historically, VISA and MasterCard have increased their respective interchange rates each year. These increases affect all transaction processing industry competitors. While NOVA and PMT historically have reflected these increases in their pricing to merchants, there can be no assurance that merchants will continue to assume the entire impact of the future changes or that transaction processing volumes and merchant attrition will not be adversely affected by the changes.

CHARGEBACK RISK

  When a billing dispute between a cardholder and a merchant is not resolved in favor of the merchant, the transaction is "charged back" to the merchant and the amount of the transaction is credited to the cardholder. Reasons for billing disputes include, among others: (i) nonreceipt of merchandise or services; (ii) unauthorized use of a credit card; and (iii) general disputes between a customer and a merchant as to the quality of the goods sold or the services rendered by that merchant. Some of NOVA's merchant customers, including certain merchants that generate high transaction processing volume, require full or partial payment from debit and credit cardholders for products or services to be delivered or rendered in the future. If NOVA or its clearing banks are unable to collect chargeback amounts from a merchant's account, and if the merchant refuses or is unable due to bankruptcy or other reasons to reimburse NOVA for the chargeback, NOVA bears the loss for the amount of the refund paid to the cardholder. NOVA attempts to reduce their exposure to such losses by performing periodic credit reviews on their merchant customers and adjusting rates based, in part, on the merchant's credit risk, business or industry. There can be no assurance that NOVA will not experience significant losses from chargebacks in the future. Increases in chargebacks not paid by merchants may have a material adverse effect on NOVA's financial condition and results of operations.

MERCHANT FRAUD

  NOVA bears the risk of losses caused by fraudulent credit card transactions initiated by its merchant customers. Examples of merchant fraud include inputting false sales transactions or false credits. NOVA monitors merchant transactions against a series of standards that it and PMT have developed to detect merchant fraud. Notwithstanding these measures, however, there can be no assurance that NOVA will not experience significant amounts of merchant fraud in the future, which may have a material adverse effect on NOVA's financial condition and results of operations.

TELECOMMUNICATIONS SERVICES PROVIDED BY WORLDCOM

  NOVA has developed a proprietary telecommunications network, the NOVA Network, and maintains an operating relationship with WorldCom. Pursuant to its agreement with NOVA, WorldCom provides long-distance and local telecommunications access, as well as technical support, to NOVA in connection with the NOVA Network. This agreement was renegotiated recently and expires July 1, 2001, subject to earlier termination by NOVA in the event of quality deficiencies in WorldCom's service. If the WorldCom agreement is terminated or not renewed, NOVA would be required to utilize the long-distance and local telecommunications access of another long-distance provider, which may increase NOVA's expenses for network services, resulting in a material adverse effect on the financial condition and results of operations of NOVA. WorldCom owns approximately 5.5% of the outstanding NOVA Common Stock and has a representative on NOVA's Board of Directors. There can be no assurance that conflicts of interests between WorldCom and NOVA will not arise or that any such conflicts will be resolved in a manner favorable to NOVA.

CERTAIN STATE TAX ISSUES

  Transaction processing companies like NOVA may be subject to state taxation of certain portions of their fees charged to merchants for their services. Application of this tax is an emerging issue in the transaction processing industry and the states have not yet adopted uniform guidelines implementing these regulations. If NOVA is required to pay such taxes and is unable to pass this tax expense through to its merchant customers, the financial condition and results of operations of NOVA could be adversely affected.

DEVELOPMENT AND MARKET ACCEPTANCE OF NEW PRODUCTS

  Because the transaction processing industry and the software application products and value-added services of the type offered by NOVA has been characterized by rapidly changing technology and the development of new products and services, management of NOVA believes that the future success of NOVA will depend, in part, on NOVA's ability to continue to improve its products and services and to offer its merchant customers new products and services. There can be no assurance that NOVA will continue to develop successful new products and services or that NOVA's newly-developed products and services will perform satisfactorily or be widely accepted in the marketplace.

FLUCTUATION IN QUARTERLY OPERATING RESULTS

  NOVA has experienced and expects to continue to experience significant seasonality in its business. NOVA typically realizes higher revenues in the third calendar quarter and lower revenues in the first calendar quarter, reflecting increased transaction volumes during the summer months and a significant decrease in transaction volume during the period immediately following the holiday season. Quarterly results also are affected by the timing of purchases of merchant portfolios and joint ventures and the timing and magnitude of expenses for merchant portfolio conversions. Fluctuations in operating results may result in volatility in the price of the NOVA Common Stock.

DEPENDENCE ON KEY MANAGEMENT

  The development of NOVA's and PMT's business and operations has been materially dependent upon the active participation of their respective executive officers and other key employees. The loss of one or more of NOVA's executive officers or other key employees may have a material adverse effect on NOVA's financial condition and results of operations, as the case may be.

SIGNIFICANT INTANGIBLE ASSETS

  A substantial portion of NOVA's assets are intangible assets related to purchased merchant portfolios or business operations. In the event of a material decline in revenues generated from any of such merchant portfolios or business operations which would not be recovered from future cash flows, the fair value and, as a result, the carrying value of the related intangible asset will be reduced. Additionally, changes in accounting policies or rules that affect the way in which such intangible assets are reflected in NOVA's financial statements, or the way in which they are treated for tax purposes, could have a material adverse effect on NOVA's financial condition.

BANKING AND TERRITORIAL RESTRICTIONS

  To facilitate First Union's compliance with applicable banking laws, regulations and orders (collectively, the "Banking Laws"), and to allow First Union to obtain any required consents or approvals, NOVA has agreed to notify, and obtain approval from, First Union before NOVA enters into any business activities substantially different from the business activities NOVA currently conducts. As of the date hereof, First Union beneficially owned approximately 9.5% of the outstanding NOVA Common Stock and currently has one representative on NOVA's Board of Directors. Pursuant to the Joint Ventures and to the extent required by the Banking Laws, NOVA may be required to take certain measures in the event either NOVA or the Limited Liability Companies enter into or acquire any other entity which is engaged in a business that is substantially different from the business activities NOVA, or either Limited Liability Company, currently conducts. Such measures may include applying for any required regulatory consents, or assisting either KeyBank, Firstar, or the Limited Liability Companies, as the case may be, to prepare such applications. If the required consents and approvals are not received, NOVA may not engage in the new business activity (such restrictions, including the restrictions relating to First Union, being collectively referred to herein as the "Banking Restrictions").

  In connection with a December 1995 transaction between NOVA and First Union (the "First Union Alliance"), the purchase of the merchant portfolio of Crestar Bank ("Crestar"), NOVA's joint venture transaction with Firstar (the "Firstar Joint Venture"), and the KeyBank Joint Venture, NOVA agreed that it would not, without the prior consent of the affected entity, enter into certain marketing or, in certain instances, acquisition agreements with third parties located in specified areas where, as of the date of such transactions, any of First Union, Crestar, Firstar or KeyBank maintain a significant banking presence (such restrictions being collectively referred to herein as the "Territorial Restrictions"). The effect of the Banking Restrictions and the Territorial Restrictions is to limit in certain respects NOVA's ability to directly seek or take advantage of certain business or marketing opportunities other than through a venture with NOVA's regional bank partners. The agreements generally do not prohibit NOVA from pursuing transactions indirectly through the respective alliance or joint venture.

CERTAIN ANTI-TAKEOVER PROVISIONS

  NOVA's Articles of Incorporation authorize NOVA to issue up to 5,000,000 shares of Preferred Stock with such designations, powers, preferences and rights as may be fixed by the Board of Directors of NOVA, without any further vote or action by the NOVA shareholders. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of NOVA.

POSSIBLE VOLATILITY OF STOCK PRICE

  Since NOVA's initial public offering in May 1996, there has been and may continue to be significant volatility in the market for the NOVA Common Stock, and there can be no assurance that an active market for the NOVA Common Stock can be sustained. Factors such as changes in quarterly operating results, the gain or loss of significant contracts, the entry of new competitors into NOVA's markets, changes in management, announcements of technological innovations or new products by NOVA or its competitors, and general events and circumstances beyond NOVA's control could have a significant impact on the future market prices of the NOVA Common Stock and the relative volatility of such market prices.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of NOVA Common Stock in the public market following the Merger could adversely affect the prevailing market price of the NOVA Common Stock and could impair NOVA's ability to raise additional equity capital. Following the Merger, NOVA has or will have outstanding approximately 71,938,780 shares of NOVA Common Stock. Of these shares, the approximately 37,648,930 shares issued or to be issued in the Merger and the currently outstanding shares will be freely tradeable without restriction or further registration under the Securities Act, unless held by "affiliates" of NOVA or PMT as that term is defined in Rule 144 and Rule 145 under the Securities Act. In addition, the holders of a total of approximately 17,600,000 shares of NOVA Common Stock have the right under certain circumstances to require NOVA to register under the Securities Act their shares for resale to the public. An additional 9,051,081 shares of NOVA Common Stock that may be issued in the future upon exercise of options granted and to be granted under NOVA's and PMT=s stock option plans have been registered under the Securities Act and therefore will be freely tradeable when issued (subject to the volume and certain other conditions of Rule 144 in the case of shares to be sold by affiliates of NOVA). Options and warrants for the purchase of approximately 4,924,899 shares of NOVA Common Stock were outstanding as of September 28, 1998, of which options and warrants for 3,154,200 shares were exercisable.

                               SELLING SHAREHOLDERS

  REOFFERS AND RESALES OF THE SECURITIES OFFERED HEREBY MAY BE EFFECTED FROM TIME TO TIME BY CERTAIN SHAREHOLDERS OF NOVA WHO ARE AFFILIATES OF NOVA OR PMT AS DEFINED BY RULE 405 UNDER THE SECURITIES ACT. THE SELLING SHAREHOLDERS ACQUIRED THE SHARES UPON EXERCISE OF OPTIONS ORIGINALLY GRANTED BY PMT PURSUANT TO VARIOUS STOCK INCENTIVE AND STOCK OPTION PLANS OF PMT. SUCH OPTIONS WERE CONVERTED INTO OPTIONS TO PURCHASE NOVA COMMON STOCK UPON COMPLETION OF THE MERGER CONTEMPLATED BY THE MERGER AGREEMENT, PURSUANT TO WHICH PMT BECAME A WHOLLY-OWNED SUBSIDIARY OF NOVA. AS THE NAMES OF THE SELLING SHAREHOLDERS AND THE NUMBER OF SHARES TO BE SOLD BY SUCH SELLING SHAREHOLDERS BECOME KNOWN NOVA WILL SUPPLEMENT THIS PROSPECTUS WITH SUCH INFORMATION.



                             PLAN OF DISTRIBUTION

  The sale of the Shares offered hereby by the Selling Shareholders may be effected from time to time on the New York Stock Exchange or such other national securities exchange or automated interdealer quotation system on which the shares of NOVA Common Stock are then listed, in transactions in the over-the-counter market or in negotiated transactions or through a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices. The Shares may be sold by one or more of the following: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (d) an exchange distribution in accordance with the rules of such exchange; and (e) through the writing of options on the Shares. The Selling Shareholders must effect such transactions by notifying NOVA in advance of any intended transaction in order for NOVA to determine compliance with applicable federal and state securities laws, and then upon receipt of notice from NOVA that such transaction may proceed, by selling the Shares only to or through brokers or dealers. If necessary, a supplemental prospectus which describes the method of sale in greater detail may be filed by NOVA with the Commission pursuant to a post-effective amendment to this Registration Statement or pursuant to Rule 424 under the Securities Act under certain circumstances. In effecting sales, brokers or dealers engaged by the Selling Shareholders and/or the purchasers of the Shares may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions, concessions or discounts from the Selling Shareholders and/or the purchasers of the Shares in amounts to be negotiated prior to the sale. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The number of Shares to be reoffered or resold by means of this Prospectus, by each Selling Shareholder, and any other person with whom the Selling Shareholder is acting in concert for the purpose of selling securities of NOVA, may not exceed, during any three month period, the amount specified by Rule 144(e) under the Securities Act.

     NOVA will bear all expenses in connection with the registration and sale of the Shares, other than commissions, concessions or discounts to brokers or dealers and fees and expenses of counsel or other advisors to the Selling Shareholders.

     The Selling Shareholders and any broker or dealer who acts in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act.


                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from NOVA's Annual Report on Form 10-K for each of the three years in the period ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                               LEGAL MATTERS

     The legality of the Shares offered hereby has been passed upon for NOVA by Long Aldridge & Norman LLP, Atlanta, Georgia 30308.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE
              ---------------------------------------

  The following documents heretofore filed by the Registrant with the Commission are hereby incorporated herein by reference as of their respective dates.

  (1) The Registrant's Annual Report on Form 10-K as amended on Form 10-K/A for the fiscal year ended December 31, 1997;

  (2) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

  (3) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

  (4) The Registrant's Proxy Statement dated April 20, 1998, relating to its 1998 Annual Meeting of Shareholders;

  (5) The description of the Registrant's Common Stock as contained in Item 1 of the Registrant's Registration Statement on Form 8-A (Registration No. 1-7088), as filed with the Commission on May 7, 1996; and

  (6) The Joint Proxy Statement/Prospectus dated August 20, 1998, included in the Registrant's Registration Statement on Form S-4 (Registration No. 333-61867).

  In addition, all reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS
            -----------------------------------------

  Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's Articles of Incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for breach of their duty of care and other duties as directors; provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his duties, any business opportunity of the corporation, engaging in intentional misconduct or a knowing violation of law, obtaining an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of a corporation or any shareholder to seek an injunction or other non-monetary relief in the event of a breach of a director's fiduciary duty. In addition, Section 14-2-202(b)(4) applies only to claims against a director arising out of his role as a director and does not relieve a director from liability arising from his role as an officer or in any other capacity. The provisions of Article VII of the Registrant's Articles of Incorporation (the "Articles") are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia

Code outlined above, and provides that the liability of directors of the Registrant shall be limited to the fullest extent permitted by amendments to Georgia law.

  Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees and agents. Section 14-2-851 of the Georgia Code provides for indemnification of a director of the Registrant for liability incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including civil actions brought as derivative actions by or in the right of the Registrant) in which he may become involved by reason of being a director of the Registrant. Section 14-2-851 also provides such indemnity for directors who, at the request of the Registrant, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or another enterprise. The Section permits indemnification if the director acted in a manner he believed in good faith to be in or not opposed to the best interest of the Registrant and, in addition, in criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding. However, if the director is adjudged liable to the Registrant in a derivative action or on the basis that personal benefit was improperly received by him, the director will only be entitled to such indemnification for reasonable expenses as a court finds to be proper in accordance with the provisions of Section 14-2-854.

  Section 14-2-852 of the Georgia Code provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of the Registrant, are entitled to indemnification against reasonable expenses as of right. Conversely, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Section 14-2-855 of the Georgia Code, as follows: (i) by the majority vote of a quorum of the disinterested members of the board of directors; (ii) if a quorum cannot be obtained, by a committee thereof duly designated by the board of directors, consisting of two or more disinterested directors; (iii) by special legal counsel; or (iv) by the shareholders, but, in such event, the shares owned by or voted under the control of directors seeking indemnification may not be voted.

  Section 14-2-857 of the Georgia Code provides that an officer of the Registrant (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, as described above. In addition, the Registrant may, as provided by its Articles, Bylaws, general or specific actions by its Board of Directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

  The provisions of Article IX of the Registrant's Bylaws provide for indemnification by the Registrant to the full extent permitted by, the foregoing provisions of the Georgia Code outlined above.

  Officers and directors of the Registrant are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged "wrongful act" including any alleged breach of duty, neglect, error, misstatement, misleading statement, omissions or other act done or wrongfully attempted. The cost of such insurance is borne by the Registrant as permitted by the Bylaws of the Registrant and the laws of the State of Georgia.

ITEM 8.            EXHIBITS
                   --------

EXHIBIT
NUMBER                     DESCRIPTION
------                     -----------

4.1(a)       Articles of Incorporation of the Registrant, as amended (1)

4.1(b) Articles of Amendment to the Articles of Incorporation of the Registrant*

4.2          Amended and Restated Bylaws of the Registrant (2)

4.3          PMT Services, Inc. 1997 Nonqualified Stock Option Plan*

4.4          PMT Services, Inc. 1994 Non-Employee Director Stock Option Plan*

4.5          PMT Services, Inc. 1994 Incentive Stock Plan*

5            Opinion of Long Aldridge & Norman LLP*

23.1         Consent of Ernst & Young LLP*

23.2         Consent of Long Aldridge & Norman LLP (included in Exhibit 5)

24 Powers of Attorney (included on the Signature Page to this Registration Statement)
----------------------------------
* Filed herewith.

(1) Filed as an Exhibit to the Registrant's Registration Statement on Form S-1 (Registration No. 333-3287), and incorporated herein by reference.
(2) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and incorporated herein by reference.

ITEM 9.  UNDERTAKINGS
         ------------

     A.   Rule 415 Offering.

     The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, because this registration statement is on Form S-8, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       B.  SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE.

       The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       C.  INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 29, 1998.

                                            NOVA CORPORATION
                                            (Registrant)

                                            By: /s/ Edward Grzedzinski
                                                ----------------------
                                                Edward Grzedzinski
                                                Chairman of the Board, President
                                                and Chief Executive Officer
                                                (principal executive officer)

                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints Edward Grzedzinski, James M. Bahin and Carole A. Loftin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and to sign any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of September 29, 1998.

Signatures                           Title
----------                           -----

/s/ Edward Grzedzinski
-----------------------      Chairman of the Board, President and
Edward Grzedzinski           Chief Executive Officer (principal executive
                             officer)
/s/ James M. Bahin
-----------------------      Vice Chairman of the Board, Chief Financial Officer
James M. Bahin               and Secretary (principal accounting officer)

/s/ Richardson M. Roberts
-----------------------      Vice Chairman of the Board
Richardson M. Roberts

/s/ Gregory S. Daily
-----------------------      Vice Chairman of the Board
Gregory S. Daily

/s/ Charles T. Cannada
-------------------------------      Director
Charles T. Cannada

/s/ Stephen D. Kane
-------------------------------      Director
Stephen D. Kane

/s/ Dr. Henry Kressel
-------------------------------      Director
Dr. Henry Kressel

/s/ George M. Miller II
-------------------------------      Director
George M. Miller II

/s/ Harold L. Siebert
-------------------------------      Director
Harold L. Siebert


-------------------------------      Director
Maurice F. Terbrueggen, Jr.

/s/ Stephen E. Wall
-------------------------------      Director
Stephen E. Wall


*By: --------------------------
As Attorney-in-Fact

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER       DESCRIPTION
  ------       -----------

  4.1(a)       Articles of Incorporation of the Registrant, as amended (1)

  4.1(b) Articles of Amendment to the Articles of Incorporation of the Registrant*

  4.2          Amended and Restated Bylaws of the Registrant (2)

  4.3          PMT Services, Inc. 1997 Nonqualified Stock Option Plan*

  4.4          PMT Services, Inc. 1994 Non-Employee Director Stock Option Plan*

  4.5          PMT Services, Inc. 1994 Incentive Stock Plan*

  5            Opinion of Long Aldridge & Norman LLP*

  23.1         Consent of Ernst & Young LLP*

  23.2         Consent of Long Aldridge & Norman LLP (included in Exhibit 5)

  24 Powers of Attorney (included on the Signature Page to this Registration Statement)
--------------------------------------------
  *  Filed herewith.

  (1) Filed as an Exhibit to the Registrant's Registration Statement on Form S-1 (Registration No. 333-3287), and incorporated herein by reference.
  (2) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and incorporated herein by reference.